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                                                                     Exhibit 5.1


                 [Letterhead of Milbank, Tweed, Hadley & McCloy]

















                                December 30, 1997


Graham-Field Health Products, Inc.
400 Rabro Drive East
Hauppauge, NY  11788

            Re:   Registration Statement on Form S-8
                  Issuance of Shares of Common Stock

Ladies and Gentlemen:

      We refer to the Registration Statement on Form S-8 (the "Registration Statement") of Graham-Field Health Products, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission") today for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), a maximum of 1,094,940 shares of common stock, par value $.025 per share, of the Company (the "Shares"). The Shares are to be issued in substitution for shares of common stock, par value $2.50 per share, of Fuqua Enterprises, Inc., a Delaware corporation ("Fuqua"), upon the exercise of options granted under the Vista Resources, Inc. Stock Option Plan, the Vista Resources, Inc. 1992 Stock Option Plan, the Fuqua Enterprises, Inc. 1996 Long-Term Incentive Plan and the Fuqua Enterprises, Inc. 1995 Stock Option Plan for Outside Directors (collectively, the "Plan") which were assumed by the Company in accordance with the terms of an Agreement and Plan of Merger dated as of September 5, 1997 and as amended as of September 29, 1997 (the "Merger Agreement"), by and among Fuqua, GFHP Acquisition Corp., a wholly-owned subsidiary of the Company ("GFHP Acquisition"), and the Company pursuant to which on December 30, 1997 GFHP Acquisition was merged with and into Fuqua, with Fuqua surviving as a wholly-owned subsidiary of the Company (the "Merger").

      We are acting as special counsel for the Company in connection with its Registration Statement.

      We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed it necessary or appropriate to review as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to questions of fact material to the opinions hereinafter expressed, we have, when relevant facts were not independently established, relied upon the representations set forth
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in the Merger  Agreement,  certificates of public  officials and officers of the
Company and other appropriate persons and statements of the Company contained in the Registration Statement.

      Based upon and subject to the foregoing, and having regard to legal considerations we deem relevant, we are of the opinion that the issuance of the Shares to be issued by the Company pursuant to the terms and provisions of the Plans have been duly authorized, and when registered under the Act and when issued pursuant to the terms and provisions of the Plans, will be legally and validly issued and will be fully paid and nonassessable.

      The foregoing opinions are limited to the federal laws of the United States of America and the DGCL, and we do not express any opinion as to the laws of any other jurisdiction.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission.

                                    Very truly yours,


                                    /s/ Milbank, Tweed, Hadley & McCloy

RSW/MLW